UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14D-9

(Rule 14d-101)

SOLICITATION/RECOMMENDATION STATEMENT

UNDER SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

2seventy bio, Inc.

(Name of Subject Company)

2seventy bio, Inc.

(Name of Person(s) Filing Statement)

COMMON STOCK, PAR VALUE $0.0001 PER SHARE

(Title of Class of Securities)

901384107

(CUSIP Number of Class of Securities)

Chip Baird

Chief Executive Officer

2seventy bio, Inc.

60 Binney Street

Cambridge, Massachusetts, 02142

(617) 675-7270

With copies to:

Robert F. Masella, Esq.

Mark S. Opper, Esq.

Tevia K. Pollard, Esq.

Michael H. Bison, Esq.

Gregg L. Katz, Esq.

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

(617) 570-1000

☒	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The information set forth under Items 1.01, 8.01 and 9.01 of the Current Report on Form 8-K filed by 2seventy bio, Inc., a Delaware corporation, on March 11, 2025 (including all exhibits attached thereto and incorporated therein by reference) is incorporated herein by reference.